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PRICING SUPPLEMENT NO. 40                              Rule 424 (b) (2)
TRADE DATE: September 9, 1998                          Registration No. 33-58365
(To Prospectus Supplement dated May 15, 1995
including the Prospectus dated April 5, 1995)          CUSIP Number: 89350LHL9



                                 $3,000,000,000
                        TRANSAMERICA FINANCE CORPORATION
                      MEDIUM-TERM NOTES, SERIES E Due from
                     9 Months to 30 years from Date of Issue



Floating Rate Note ( )                                           5.74% Fixed Rate Note (X)
Senior Medium-Term Note (X)                                      Subordinated Medium-Term Note ( )

Principal Amount:         $30,000,000.00                         Issue Price: 100%
Original Issue Date:      September 14, 1998                     Specified Currency: U.S. Dollars
Interest Accrual Date:    September 14, 1998                     Maturity Date: September 15, 2003
Interest Rate:            5.74% per annum

Redemption Date (s):      None                                   New             Notice of
                                                                 Maturity        Renewal
                                                                 Date (s):       Date (s):

Redemption Price (s):      N/A
Authorized Denominations (if other than denominations
of $1,000 and integral multiples of $1,000 in excess
thereof in U.S. Dollars:   N/A
Repayment Date (s):        N/A                                   Interest Payment Period:   Semi-annual
Repayment Price (s):       N/A                                   Interest Repayment Dates: March 15 and
                                                                 September 15 commencing March 15, 1999

Original Issue Discount
Note:   (   ) Yes    (X) No
Total Amount of OID:             N/A
Yield to Maturity:               N/A                              Global Security: (X) Yes  (  ) No
Initial Accrual Period OID:      N/A                              Exchange Rate Agent: N/A
Method Used to Determine                                          Historical Exchange Rate: N/A
Yield to Maturity and Initial
Accrual Period OID:              N/A

(Only applicable to Floating Rate Notes):                         Spread (plus or minus):  N/A
     Initial Interest Rate:      N/A                              Spread Multiplier:       N/A
     Index Maturity:             N/A                              Maximum Interest Rate:   N/A
     Base Rate (s):              N/A                              Minimum Interest Rate:   N/A
         If LIBOR, Designated LIBOR Page:                         Calculation Rate Agent:  N/A
         (   ) LIBOR Reuters                                      Name of Agent:       Morgan Stanley
         (   ) LIBOR                                              Agent's Discount or Commission:   $150,000
Index Currency:                  N/A                              Net Proceeds to Co.:        $29,850,000.00
Interest Reset Period:           N/A
Interest Reset Dates:            N/A

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(  ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (  ) 100% of Principal Amount  (  ) ___% of Principal Amount

(X) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at: (X) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.